Exhibit 3.15

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

of

APL SOUTHTEX GAS UTILITY COMPANY LP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of APL SouthTex Gas Utility Company LP (the “Partnership”) dated as of May 7, 2013 is made by APL SouthTex Pipeline Company LLC, a Texas limited liability company (the “General Partner”), and APL SouthTex Midstream Holding Company LP, a Texas limited partnership (the “Limited Partner” and, collectively with the General Partner, the “Partners”), to establish a limited partnership. The Partners, intending to be legally bound, hereby continue the Partnership as a limited partnership and set forth the terms of their agreement as to the affairs of the Partnership and the conduct of its business, as follows:

RECITALS

WHEREAS, the Partnership was formed under the name “Texana Gas Utility Company LP” as a limited partnership under the Texas Business Organizations Code (as amended from time to time, the “TBOC”), on March 23, 2007 by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Texas and the execution by a general partner and a sole limited partner of a Limited Partnership Agreement dated March 29, 2007 (the “Original Agreement”); and

WHEREAS, the Partners desire to amend and restate the Original Agreement in its entirety.

AGREEMENT

1. FORMATION AND PURPOSE

1.1 Formation. In accordance with the TBOC, the General Partner hereby organizes a limited partnership for the purposes hereinafter expressed.

1.2 Purpose. The Partnership’s purpose shall be to engage in all lawful businesses for which a limited partnership may be organized under the TBOC. The Partnership shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

2. MANAGEMENT & MEETINGS

2.1 Management. The management of the business and affairs of the Partnership shall be vested in the General Partner who shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the business and affairs of the Partnership and who shall have the power and authority to bind the Partnership, and the Limited Partner shall have no right of control over the business and affairs of the Partnership.

2.2 Meetings. No meetings of the Partners need be held. The Partners may hold annual, periodic or other formal meetings to transact business that the Partners or any group of Partners may conduct as provided in this Agreement. Meetings of the Partners may be called by the General Partner (or the general partners, if there be more than one).

HUI-159641v3

2.3 Action by Written Consent. Any action by the General Partner may be taken in the form of a written consent rather than at a Partners’ meeting. The Partnership shall maintain a permanent record of all actions taken by the General Partner.

2.4 Officers. The General Partner may, from time to time as it deems advisable, appoint officers of the Partnership and assign in writing titles (including, President, Vice President, Secretary and Treasurer) to any such person. Unless the General Partner decides otherwise, if the title is one commonly used for officers of a business entity formed under the TBOC, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 2.4 may be revoked at any time by the General Partner.

3. RIGHTS AND DUTIES OF THE GENERAL PARTNER

3.1 Powers of the General Partner. The General Partner shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the General Partner under the laws of the State of Texas. Notwithstanding the foregoing, the General Partner’s powers shall be limited by any limitations imposed by the Certificate of Formation of the Partnership.

3.2 Indemnification. The Partners shall, and any employee or agent of the Partnership or employee or agent of the Partners in connection with services to the Partnership may, in the General Partner’s absolute discretion, be indemnified by the Partnership to the fullest extent permitted by the TBOC and as may be otherwise permitted by applicable law.

4. TITLE TO PARTNERSHIP PROPERTY

4.1 Title in Partnership Name. All real and personal property shall be acquired in the name of the Partnership and title to any property so acquired shall vest in the Partnership itself rather than in any of the Partners.

5. CAPITAL CONTRIBUTIONS

5.1 Capital Contributions. The Partners may, but shall not be required, to make capital contributions to the Partnership.

5.2 Limitation of Liability of the Partners. Except as otherwise provided in the TBOC, the Partners shall not have any liability or obligation for any debts, liabilities or obligations of the Partnership, or of any agent or employee of the Partnership, beyond the Partners’ capital contributions.

5.3 Loans. If any Partner makes any loans to the Partnership, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Partner. Interest shall accrue on any such loan at an annual rate agreed to by the Partnership and the Partner (but not in excess of the maximum rate allowable under applicable usury laws).

HUI-159641v3	- 2 -

6. PERCENTAGE INTEREST OF THE PARTNERS IN THE PARTNERSHIP

6.1 Percentage Interest. The partnership interests (the “Percentage Interest”) of each of the Partners shall be as set forth on Schedule A.

7. DISTRIBUTIONS

7.1 Distributions. Distributions shall be made to the Partners (in cash or in kind) at the times and in the aggregate amounts determined by the General Partner and as permitted by applicable law.

8. ADMISSION OF ADDITIONAL PARTNERS

8.1 Admission of Additional Partners. Additional limited partners of the Partnership may be admitted to the Partnership at the direction of the General Partner only if a new limited partnership agreement or an amendment and restatement of this Agreement is executed.

9. ASSIGNMENTS

9.1 Assignments. Any assignment or purported assignment of an interest in the Partnership shall require the written consent of the General Partner, which may be granted or withheld in its sole discretion. If a Partner is permitted to transfer its interest in the Partnership pursuant to this Section 9.1, the transferee shall be admitted to the Partnership upon the execution of a new limited partnership agreement or an amendment and restatement of this Agreement. Such admission shall be deemed effective immediately following the execution of the new limited partnership agreement or amendment and restatement of this Agreement, and, immediately following such admission, the transferor partner shall cease to be a partner of the Partnership.

10. DISSOLUTION AND LIQUIDATION

10.1 Events Triggering Dissolution. The Partnership shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

10.1.1 the written consent of all the Partners; or

10.1.2 the entry of a decree of judicial dissolution under the TBOC.

The Partnership shall not be dissolved for any other reason, including without limitation, the Partners becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment shall not effect a transfer of any portion of a Partner’s partnership interest in the Partnership.

HUI-159641v3	- 3 -

10.2 Liquidation. Upon dissolution, the Partnership shall be wound up and liquidated by the General Partner or by a liquidating manager selected by the General Partner. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

10.2.1 to creditors, including the Partners if they are creditors, in the order of priority as established by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Partners under the TBOC; and then

10.2.2 to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Partnership and all claims and obligations known to the Partnership but for which the identity of the claimant is unknown; and then

10.2.3 to the Partners, which liquidating distribution may be made to the Partners in cash or in kind, or partly in cash and partly in kind.

10.3 Certificate of Termination. Upon the dissolution of the Partnership and the completion of the liquidation and winding up of the Partnership’s affairs and business, the General Partner shall, on behalf of the Partnership, prepare and file a certificate of termination with the Texas Secretary of State, as required by the TBOC. When such certificate is filed, the Partnership’s existence shall cease.

11. ACCOUNTING AND FISCAL MATTERS

11.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

11.2 Method of Accounting. The General Partner shall select a method of accounting for the Partnership as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with sound accounting principles consistently applied.

11.3 Financial Books and Records. All books of account shall, at all times, be maintained in the principal office of the Partnership or at such other location as specified by the General Partner.

12. MISCELLANEOUS

12.1 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Partners and, subject to Section 10, its successors, heirs, personal representatives, and assigns.

12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to conflict of laws principles.

HUI-159641v3	- 4 -

12.3 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.4 Gender. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa and the singular shall include the plural.

12.5 Amendment. This Agreement may be amended at any time upon the determination of the General Partner and the Partners holding an aggregate Percentage Interest in excess of 50%, provided that no amendment to this Agreement shall be valid and binding unless any consent of the holder of outstanding mortgage indebtedness of the Partnership required under the documents evidencing and securing such indebtedness shall have been received by the Partnership.

12.6 Entire Agreement. This Agreement constitutes the entire agreement of the Partners with respect to the subject matter hereof.

12.7 Binding Agreement. Notwithstanding any other provision of this Agreement, the Partners agree that this Agreement constitutes a legal, valid and binding agreement of the Partners in accordance with its terms.

[SIGNATURE CONTAINED ON FOLLOWING PAGE]

HUI-159641v3	- 5 -

IN WITNESS WHEREOF, the Partners, intending to be legally bound, have signed this Agreement as of the date first written above.

GENERAL PARTNER:

APL SOUTHTEX PIPELINE COMPANY LLC, a Texas limited liability company

By:	APL SOUTHTEX MIDSTREAM LLC, its sole member

By:	/s/ Eugene N. Dubay
Name: Eugene N. Dubay Title: President

LIMITED PARTNER:

APL SOUTHTEX MIDSTREAM HOLDING COMPANY LP, a Texas limited partnership

By:	APL SOUTHTEX PIPELINE COMPANY LLC, its general partner

By:	APL SOUTHTEX MIDSTREAM LLC, its sole member

By:	/s/ Eugene N. Dubay
Name: Eugene N. Dubay Title: President

[SIGNATURE PAGE TO APL SOUTHTEX GAS UTILITY COMPANY LP AGREEMENT]

HUI-159641

SCHEDULE A

LIST OF PARTNERS

Name of Partner and Address	Percentage Interest
APL SouthTex Pipeline Company LLC (General Partner) 110 W. 7th St., Suite 2300 Tulsa, Oklahoma 74137	0%
APL SouthTex Midstream Holding Company LP (Limited Partner) 110 W. 7th St., Suite 2300 Tulsa, Oklahoma 74137	100%

HUI-159641v3